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                                                                   Exhibit 10.23


The confidential portions of this exhibit, which have been removed and replaced with an asterisk, have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 406.


                                LICENSE AGREEMENT

      This Agreement, effective the 5th day of August, 1996, is by and between EVANS CAPACITOR COMPANY, a Delaware corporation having a place of business at 33 Eastern Avenue East Providence, RI (hereinafter referred to as "ECC"), and Wilson Greatbatch Ltd., a New York corporation having its principal place of business at 10,000 Wehrle Drive, Clarence, New York 14031 (hereinafter referred to as "WGL").

      WHEREAS, ECC represents that it is the owner of the patents and pending patent applications set forth in the schedule marked Exhibit A, attached hereto and hereby made a part hereof, and of the Evans Capacitor Technology as set forth herein; and

      WHEREAS, WGL wishes to acquire a license under the aforesaid patent and patent applications of ECC, and to the aforesaid Evans Capacitor Technology, and ECC is willing to grant WGL such a license under the terms and conditions hereinafter set forth;

      NOW, THEREFORE, the parties hereto agree as follows:

      1. As used in this Agreement, the following terms shall have the following meanings:

            a. The term "Patent Rights" shall mean (1) the patent and patent applications set forth in Exhibit A attached hereto

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                                     - 2 -


and hereby made a part hereof, any corresponding foreign patent applications hereafter filed, and any patents issuing on any of said applications, (2) any and all reissues, renewals and extensions of any of said patents, and (3) any and all divisions, continuations and continuations-in-part of, substitutions for and additions to any of said patent applications and all patents issuing thereon, as well as any and all reissues, renewals and extensions of any patents issuing thereon.

            b. The term "Licensed Product" shall mean any capacitor product for medical applications covered by, or manufactured by a process covered by, one or more claims of an unexpired patent which have not been held invalid or unenforceable by a final decision which has not been appealed, or of an allowed or accepted patent application, included in the Patent Rights.

            c. "Net Sales" of any Licensed Product shall mean the gross invoice price received therefor, less any allowance for returns and less (to the extent separately stated on such invoice and actually deducted from the gross invoice price) any prompt payment or trade discounts and allowances and any sales, use or other excise taxes and shipping charges included in such invoice price. "Net Sales" of any Licensed Product not sold as such, but sold as a component or constituent of other products, shall mean

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                                     - 3 -


the WGL standard list price for such Licensed Product to offset at that time.

            d. "Affiliate" shall mean any and all corporations


                  (1) fifty percent (50%) or more of the voting stock of which is owned or controlled directly or indirectly by WGL, or

                  (2) which own or control directly or indirectly more than fifty percent (50%) of the voting stock of WGL, or

                  (3) More than fifty percent (50%) of whose voting stock is owned or controlled directly or indirectly by a corporation owning or controlling directly or indirectly more than fifty percent (50%) of the voting stock of WGL, but any such corporation shall be deemed an "Affiliate" only so long as such ownership is in effect.

            e. "Effective Date" of this Agreement shall mean the date first above appearing on page 1 of this Agreement.

            f. "Term" of this Agreement shall be from the Effective Date to the date of expiration of the last expiring patent in the Patent Rights, subject to earlier termination as hereinafter provided.

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                                     - 4 -


            g. "Licensed Year" shall mean the year commencing with the Effective Date and each anniversary year thereafter.

            h. "Evans Capacitor Technology" shall have the same meaning as in the August 8, 1994 Option Agreement between WGL and The Evans Findings Company, predecessor in interest of ECC.

            i. "Know-How" shall mean the Evans Capacitor Technology developed prior to August 6, 199S and reasonably necessary to practice the inventions of the Patent Rights.

      2. a. ECC hereby grants to WGL and its Affiliates a license under the Patent Rights; to make, have made, use and sell Licensed Products, throughout the world, for the Term of this Agreement, together with a license to use the Know-How in connection with the manufacture, use and sale of Licensed Products, both during the Term of this Agreement and thereafter.

            b. It is understood and agreed that the licenses granted to WGL and its Affiliates under subparagraph (a) above of this paragraph 2 shall be exclusive for implantable applications.

      3. a. For the license rights granted to WGL and its affiliates under paragraph 2 above, WGL shall, within thirty (30) days following the end of each
Licensed Year quarter, pay ECC as earned royalties,   *   of the Net
Sales of all

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                                     - 5 -


Licensed Products sold by WGL and its Affiliates during the immediately preceding quarter, during the Term of this Agreement.

            b. No earned royalty shall be due under subparagraph a. above of this paragraph 3 on Licensed Products that are tested or used for quality control purposes or used as sales samples, by WGL or its Affiliates, or for the use of the Know-How.

            c. Beginning with calendar year 1998, WGL may credit the fifty thousand dollar ($50,000) option payment made under paragraph 2 of the August 8, 1994 Option Agreement between WGL and The Evans Finding Company, predecessor in interest of ECC, against earned royalties, as being an advance payment thereof.

            d. In order to maintain this Agreement in effect, WGL agrees to pay to ECC a minimum annual royalty, creditable against earned royalties, equal to forty-five thousand dollars ($45,000). If earned royalties for any Licensed Year have not at least equalled said minimum royalty, then, with the earned royalty payment for the last quarter of that Licensed Year WGL shall include an amount sufficient to bring the total royalty paid for that Licensed Year to said minimum annual royalty amount. Said minimum royalty shall be prorated for any Licensed Year of less than twelve (12) months duration.

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                                     - 6 -


            e. Only one royalty shall be due for any one Licensed Product, regardless of the number of patents or patent applications embodied in Patent Rights which way be involved.

      4. a. All royalties payable under paragraph 3 above shall be paid in United States dollars. In computing the royalty due, any conversion of foreign currency into United States dollars shall be made at the closing rate for buying such foreign currency as quoted by Citicorp, in New York City for the last business day of the period covered by the accounting being made.

            b. WGL and its Affiliates shall keep true and complete books of account of sales or Licensed Products, sufficient for calculation of the amount of royalty due under paragraph 3 above and to determine the accuracy of such calculation. With each royalty payment due under paragraph 3 above, WGL shall furnish ECC a written report of the sales of Licensed Products by WGL and its affiliates for the period being reported. ECC shall have the right to have such books of account examined by an independent CPA during normal business hours, but not more than once in any Licensed Year, as way be necessary to determine the correctness of any of the reports rendered by WGL hereunder, provided, however, that any examination with respect to such books of account for any Licensed Year shall be made within three years after the end of such Licensed Year and

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                                     - 7 -


further provided that such CPA shall maintain confidential all information obtained from such examination.

      5. Exhibit A sets forth all patents and patent applications presently owned by ECC and relating to the Evans Capacitor Technology. Any patent or patent application hereafter acquired by ECC and claiming the Evans Capacitor Technology or improvements therein as an inventive concept, shall automatically be included in Patent Rights, to the extent ECC has the right to do so. ECC agrees to inform WGL, in writing, of any such additional patents and patent applications, and to inform WGL in writing when patents issue on any patent applications within the Patent Rights.

      6. WGL shall have the right to assign its rights under this License Agreement to the successor to substantially the entire business of WGL to which this Agreement relates. WGL may not otherwise sublicense or assign any of its rights under this Agreement, without the prior written approval of ECC.

      7. ECC agrees that if it grants a license under the Patent Rights or any of them to another party for non-implantable medical applications on royalty terms which are more favorable to said third party than the term set forth herein, it shall promptly inform WGL thereof and WGL shall be entitled to elect

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                                     - 8 -


the more favorable royalty terms for non-implantable medical applications in lieu of the terms hereof.

      8. ECC may terminate this Agreement upon ninety days (90) days prior written notice in the event of any default by WGL under this Agreement, provided, however that if WGL corrects such default during such ninety (90) days, this Agreement shall continue in full force as if such notice had not been given.

      9. WGL may terminate this License Agreement as of the end of any Licensed Year, upon sixty (60) days advance written notice, and upon payment of any unpaid royalties due as of the effective date of termination, including the minimum royalty due for the Licensed Year during which termination takes place.

      10. WGL agrees to apply an appropriate patent notice to the Licensed Products, or the packaging therefor, and to consider the reasonable suggestions of ECC in connection therewith.

      11. All costs of obtaining patents in the Patent Rights, and payment of maintenance fees to keep the same in force, shall be borne by ECC.

      12. As part of the consideration for the licenses granted under paragraph 2 above, WGL hereby grants ECC a royalty-free, worldwide, nonexclusive license to use any improvements made by

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                                     - 9 -


WGL personnel in the Evans Capacitor Technology, on or before August 8, 1995, for any purpose other than medical applications. The license granted ECC in this paragraph 12 shall be co-terminus with the license granted WGL under this Agreement.

      13. It is understood and agreed that ECC will own all rights to any improvements made after August 8, 1995 by ECC personnel or by personnel of said The Evans Findings Company in the Evans Capacitor Technology, and WGL will have the right to negotiate a license with ECC for such improvements for medical applications. WGL will own all rights to any improvements made after August 8, 1995 by WGL personnel in the Evans Capacitor Technology and ECC will have the right to negotiate a license with WGL for such improvements for non-medical applications.

      14. If WGL informs ECC of an infringement of any of the Patent rights by a third party, by reason of the manufacture, use or sale of a capacitor for a medical application, ECC shall be responsible for stopping such infringement. If ECC does not stop such infringement within six (6) months of receiving written notice thereof from WGL, the earned royalty rate to be paid
by WGL under paragraph 3a. above shall drop to   *   at Net Sales, and WGL
shall have no further minimum royalty obligation under paragraph 3d. until ECC does succeed in stopping such infringement, or until ECC initiates and diligently pursues legal action against such infringer.

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                                     - 10 -


      15. ECC shall not be liable to WGL, or any other party for any injury, loss or damage of any kind or nature arising out of or in connection with or resulting from any Licensed Product made, used or sold by WGL or by an affiliate.

      16. This Agreement shall be construed in accordance with the laws of the State of New York.

      17. This Agreement represents the entire agreement between the parties with respect to the subject matter hereof, and may be amended only by a written instrument or instruments signed on behalf of the parties hereto.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

EVANS CAPACITOR COMPANY                 WILSON GREATBATCH LTD.


By: /s/ David A. Evans                  By: /s/ Curtis F. Holmes
   --------------------------------        -------------------------------------
   David A. Evans, President               Curtis F. Holmes, Ph.D.
                                           Vice President, Technology
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                                    EXHIBIT A

                     Patents and Pending Patent Applications

U.S. Patent 5,098,485
U.S. Patent 5,369,547
U.S. Patent 5,469,325

USSN 08/514,145 filed 8/11/95, allowed
USSN 08/635,696 filed 4/22/96, pending

PCT Application US94/02882
PCT Application US95/09743

Australia 70280/94 filed 8/15/94
Canada 2,158,165 filed 9/12/95
Europe 94912797.1, 9/21/95